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                                                                 EXHIBIT 10.9

                             CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into effective as of February 9, 1998, by and between TrueVision Laser Centers of Albuquerque, Inc. (the "Company"), a Nevada corporation, RB&A, Inc. (the "Consultant"), and Topform, Inc. ("Topform").


                                   RECITALS

WHEREAS, the Company desires to utilize the services of the Consultant to assist in the development of a long-term strategic plan for the Company, including, but not limited to the areas of management, marketing and finance, and for such other management consulting services as may be mutually agreed upon by Consultant and the Chairman of the Board of Directors of the Company;

WHEREAS, the Company desires to enter into an arrangement with Consultant under which Consultant will be guaranteed a minimum amount of cash compensation and will be provided with stock options;

WHEREAS, the Company and the Consultant acknowledge that certain stockholders of the Company have entered into a letter intent under which Topform will acquire 84% of the Company's Common Stock;

WHEREAS, the Consultant is willing to provide said services upon the terms and conditions herein provided; and

WHEREAS, both parties desire to embody the terms and conditions of the Consultant's service to the Company into a written agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. SERVICES. During the term hereof, the Consultant will (i) assist the company in the development of a long-term strategic plan, including, but not limited to the areas of management, marketing and finance; and (ii) perform such other management consulting services as may be mutually agreed upon by Consultant and the Chairman of the Board of Directors of the Company. The Consultant agrees to devote as much time as necessary to the performance of said duties.

     2. COMPENSATION. In consideration of Consultant's agreement to enter into the Agreement and to perform the services referenced in Section 1 hereof on a basis which calls for certain specific payments to be made without regard to the Company's financial condition, the Company shall pay the Consultant as follows:

                                     1                     CONSULTING AGREEMENT

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          (i)  Options to purchase eighteen thousand (18,000) shares of the
     Company's common stock at a price of $20.00 per share ("Options") shall be issued to consultant immediately upon execution of the Agreement. The Options shall not be exercisable unless the shareholders of the Company shall consummate the proposed transaction with Topform. Further, the Options shall have a cashless exercise provision, and shall be automatically converted at the time that Topform acquires 84% of the Company's outstanding Common Stock into options to acquire 4,000,000 shares of Topform at $.09 per share, which represents a proportional adjustment in the same ratio that the Topform Shareholders will be exchanging their shares of the Company for shares of Topform.

         (ii) Subject to the condition that Topform consummate the acquisition of 84% of the outstanding Common Stock of the Company, cash compensation in the amount of $4,000 per month for 24 months (i.e., an aggregate of $96,000). Such compensation shall begin to accrue on the day that Topform acquires 84% of the Company's outstanding Common Stock (the "Closing Date") with additional amounts accruing on the same day of each succeeding month until a total of $96,000 has been accrued and paid to Consultant. Payments will commence at the earlier of the time that either Topform or the Company complete a private placement in which gross proceeds of $25,000 are raised on June 1, 1998 (the "First Payment Date"), with the first payment being equal to the total amount accrued from the Closing Date until the First Payment Date. If the Company fails to make any payment when due, and such payment is not made within forty-five (45) days after the due date, the entire remaining balance due to Consultant shall be accelerated and become immediately due and payable. For example if the Company made twelve payments on time and then failed to make the thirteenth payment no later than the forty-fifth day after such payment was due, then the remaining twelve payments (i.e., $48,000) would be immediately due and payable. Further, the parties agree that Consultant may elect to have any monthly payment due hereunder applied to the partial exercise of the Option referenced above in Section 2(i).

     3. TERM. The term of this Agreement shall be effective from February 9, 1998, and continue until twenty-four months after Topform consummates the acquisition of 84% of the Company's outstanding Common Stock, unless extended by mutual consent in writing by the Company and Consultant. If Topform fails to consummate such acquisition on or before March 31, 1998 (unless the parties agree to a later date), then this Agreement shall automatically terminate and the obligations of the parties under this Agreement shall automatically terminate and no party shall have any further obligations to any other party under this Agreement.

     4. EXPENSES. The consultant shall be reimbursed for all reasonable out-of-pocket expenses, including, but not limited to travel expenses, actually and properly incurred by him in connection with his duties hereunder, upon presentation of vouchers therefore.

     5. CONSULTANT AS INDEPENDENT CONTRACTOR. This Agreement shall not constitute an employer-employee relationship. It is the intent of each party that Consultant be an independent contractor and not an employee of the company or any of its affiliates.


                                     2                     CONSULTING AGREEMENT

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     6.   CONFIDENTIALITY. Unless otherwise authorized by the Company,
Consultant shall treat a proprietary all non-public information belonging to the Company or its affiliates which is disclosed to the Consultant in the course of the performance of services hereunder.

     7. ASSIGNMENT. Consultant may assign any rights to payment provided for hereunder; provided that the services to be provided by Consultant must continue to be provided by Will F. Noyes. Any attempt by the Company to assign any rights, duties or obligations which arise under this Agreement without the prior written sent of Consultant shall be void and shall constitute a breach of the terms of this Agreement.

     8. ENTIRE AGREEMENT MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto. No promises, guarantees, inducements or agreement, whether oral or written, express or implied have been made or shall be of any force or effect other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties.

     9. NOTICES. any notices, request, demand or other communication required or permitted hereunder shall be deemed properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party at the following address:

          If to the Company:             445 G Street, Suite 271
                                         San Diego, CA 92101

          If to the Consultant           3107 West Colorado Avenue, Suite 128
                                         Colorado Springs, CO 80904

    10. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates.

    11. GOVERNING LAW. This Agreement is made and shall be governed and construed in accordance with the laws of the State of Colorado.

    12. SURVIVAL. The duty of the Company to make, and the right of the consultant to receive the payments provided for in Section 2(ii) of this Agreement shall survive the termination of the Agreement, except as otherwise provided in said Section 2.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized and the consultant has signed this Agreement, all as of the day and year written above.


                                     3                     CONSULTING AGREEMENT

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           RB&A, INC.

           By: /s/ WILL F. NOYES
              ----------------------------------------------------
              Will F. Noyes, Consultant


           TOPFORM, INC.

           By: /s/ WILL F. NOYES
              ----------------------------------------------------
              Will F. Noyes, President


           TRUEVISION LASER CENTERS OF ALBUQUERQUE, INC.

           By: /s/ JOHN C. HOMAN
              ----------------------------------------------------
              John C. Homan, President





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